SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC




                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




                         Date of Report: August 3, 1999




                        GOLDEN EAGLE INTERNATIONAL, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




   Colorado                         0-23726                    84-1116515
   --------                         -------                    ----------
(State of other                   (Commission                 (IRS Employer
jurisdiction of                   File Number)              Identification No.)
incorporation)




          4949 South Syracuse Street, Suite 300, Denver, Colorado 80237
          -------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)




       Registrant's telephone number, including area code: (303) 694-6101

Item 5.    Other Events

     Golden Eagle International, Inc. ("Golden Eagle" or the "Company") has received a new metallurgical report relating to its Cangalli, Bolivia gold deposit from Ronald L Atwood, Ph.D., a metallurgical consultant and former chief metallurgist for Newmont Mining. Dr. Atwood is also a member of Golden Eagle's technical advisory board. Dr. Atwood expressed his opinion in the report that operating costs at the Cangalli site (including general and administrative costs and an allocable share of corporate overhead) will range from $31 to $123 per ounce of gold produced, depending on the feed grade and tonnage being mined. Dr. Atwood also expressed his opinion that the difficulty other consultants have identified in recovering fine gold in Cangalli can be overcome with certain specified technology and equipment. Dr. Atwood's report, "Report of Investigation on the Cangalli, Bolivia Gold Deposit--Recovery of Fine Gold with a Mine Plan and Economic Projections," is the result of his field work on Golden Eagle's Cangalli site, as well as bench testing and laboratory analysis. Dr. Atwood has visited and investigated the Cangalli gold deposit several times since March 1997. His most recent work was performed between April and June 1999.

     Dr. Atwood's most significant findings reported to Golden Eagle are in three categories:

      Fine gold recoveries. Other consultants have raised concerns that traditional mining and recovery methods used in the Cangalli area will not result in the recovery of a significant amount of the "fine gold" known to be present in the deposit. Dr. Atwood stated in his report, "Based on the work performed, the gold recoveries in the Chaco area [of the Cangalli gold deposit] can be expected to be in excess of 95%." He further stated, "Through enhanced acceleration in the centrifugal concentrator systems we have demonstrated that the historical fine gold losses suffered in the Cangalli area can be resolved."

      Cost per ounce of gold produced. Dr. Atwood expressed his opinion in the report that operating costs at the Cangalli site (including general and administrative costs and an allocable share of corporate overhead) will range from $31 to $123 per ounce of gold produced, depending of the feed grade and tonnage being mined. (It should be noted that Dr. Atwood's cost per ounce projections were not based on estimates of resources or reserves. Dr. Atwood based his projections on information from sampling data collected on the Cangalli site by other consulting geologists, geophysicists and mining engineers.)

      Recommendation regarding operations. Dr. Atwood recommended in his report that Golden Eagle consider installing a 400-ton-per-hour, 8,800-ton-per-day, mining operation and recovery plant at the Chaco Playa site. He provided a mine plan and economic projections for his recommended operation based on various scenarios. His estimated cost for the plant construction, mining equipment acquisition, and operating and administrative costs during the start-up phase was $3 million, but ramping up operations could begin with a smaller investment. Dr. Atwood stated that he believes that his recommended mine plan would be the best and most cost-effective method for creating positive cash flow for the company, while also gathering a significant amount of information regarding the Cangalli gold deposit.

     Regarding Dr. Atwood's report and recommendations, Golden Eagle's President, Terry C. Turner, commented, "On the heels of the Behre Dolbear report confirming the nature of the Cangalli gold deposit, Dr. Atwood's report provides Golden Eagle with a practical framework for the future. It is very exciting to read Dr. Atwood's opinion that we can solve our fine gold losses while creating positive cash flow, and at the same time generate important, additional sampling data from production."

     Golden Eagle is attempting to raise the financing necessary to implement certain of Dr. Atwood's recommendations. This will take a significant amount of investment, however, and at this time Golden Eagle does not have those sources readily available to it. In addition, Golden Eagle recognizes the continuing risks inherent in its operations in Bolivia, including risks that there are insufficient gold resources for a profitable operation; significant, current working capital deficits; and other risks inherent in carrying out mining activities in Latin America.

     Golden Eagle International, Inc. is a Denver-based gold mining and exploration company. The Company is currently focusing its efforts on developing its mining rights in Cangalli, Bolivia. For more information about the Company, call Sabrina Martinez at (303) 694-6101 or Guy Murrel at (303) 581-7760. Media inquires should be directed to Richard Pinto at (212) 688-8599. Golden Eagle can also be found at its website www.geii.com, where management recommends that all shareholders and prospective shareholders review its Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Periodic Reports on Form 8-K.

     The future conduct of Golden Eagle's business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this press release and Golden Eagle's other reports using the terms "may", "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle's disclosure documents and its annual, quarterly and periodic reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   August 3, 1999                 Golden Eagle International, Inc.



                                       By:  /s/  Terry c. Turner
                                            ------------------------------------
                                            Terry C. Turner, President